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                                  April 4, 2005

Heritage Series Trust
800 Carillon Parkway
St. Petersburg, Florida 33716

Ladies and Gentlemen:

      We have acted as counsel to Heritage Series Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 36 to the Trust's Registration Statement on Form N-1A (File Nos. 33-57986; 811-7470) (the "Post-Effective Amendment"), registering an indefinite number of Class A and Class C shares of beneficial interest of the Core Equity Fund, a series of the Trust (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the
Trust's   Declaration  of  Trust,  its  Amended  and  Restated  Bylaws  and  the
resolutions of the Board of Trustees that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

      Based upon and subject to the foregoing, we are of the opinion that:

       1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

       2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

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KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

Heritage Series Trust
April 4, 2005


      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                 Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP

                                 Kirkpatrick & Lockhart Nicholson Graham LLP